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                                                                   Exhibit 10(t)

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                                (Bragi F. Schut)


     AGREEMENT dated as of September 8, 1993 by and between The Alpine Group, Inc., a Delaware corporation (the "Company"), and Bragi F. Schut (the "Executive").


                              W I T N E S S E T H :

     WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of the date hereof (the "Employment Agreement"); and

     WHEREAS, Section 4 of the Employment Agreement contains certain provisions included in error, which the parties hereto desire to correct and amend.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Section 4(e) of the Employment Agreement is hereby amended to read in full as follows:

          "(e)   ANNUITY PAYMENTS.  The Company shall pay $283,500 to the
     Executive in fifteen annual installments of $18,900 each starting on the date the Executive reaches age 60 and ending on the date the Executive reaches age 74, provided that, in the event the Executive's employment is terminated under Sections 6(a) or (b) prior to the second anniversary of the Commencement Date or under Section 6(c) or by the Executive without Good Reason prior to the fifth anniversary of the Commencement Date, the amount of each such annual installment shall be multiplied by a fraction the numerator of which is the number of months the Executive is employed by the Company from and after the Commencement Date and the denominator of which is 60."

     2. The first sentence of Section 4(f) of the Employment Agreement is hereby amended by deleting the words "or 4(e) (to the extent of the credited exercise price)" in the fourth and fifth lines thereof and in the eleventh and twelfth lines thereof.

     3. The last sentence of Section 4(f) of the Employment Agreement is hereby amended to read in full as follows:

          "Any payment by the Company hereunder with respect to the matters contained in Section 4(d) shall be subject to repayment by the Executive in the event of a sale at any time prior to the fifth anniversary of the Commencement Date of any of the shares of Company Stock acquired under Section



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     4(d) and to the extent of the proceeds of such sale; PROVIDED, however, in the event any such amount has not been repaid by the fifth anniversary of the Commencement Date, the Company and the Executive shall enter into an appropriate agreement providing for the repayment by the Executive of any any all outstanding such amounts paid by the Company."

     4. Except as expressly amended hereby, the Employment Agreement shall not be altered, amended or modified and shall continue in full force and effect.
Any future documents confirming or otherwise relating to the stock option or restricted stock grants under Section 4(c) or Section 4(d) of the Employment Agreement shall be subject and pursuant to the Employment Agreement, as amended, and, in the event of any conflict between related provisions, the Employment Agreement, as amended, shall prevail.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                              THE ALPINE GROUP, INC.


                              by
                              Name:
                              Title:



                              THE EXECUTIVE



                              Bragi F. Schut


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